EXHIBIT4.5.DOC
Exhibit 4.5


No.       005                     UNITED FIDELITY LIFE INSURANCE COMPANY

                                    ------------------------
                                    $18,000,000   SURPLUS DEBENTURE
                                   Originally dated December 29, 1989,
                               amended and restated as of December 31, 1993
                                           and December 1, 1999


         EXPRESSLY CONDITIONED UPON, SUBJECT TO AND contingent upon the terms, conditions, limitations, contingencies and provisions as hereinafter set forth in this Debenture, FOR VALUE RECEIVED, United Fidelity Life Insurance Company, a corporation organized and existing under the laws of the State of Texas and successor by merger to FHC Life Insurance Company (hereinafter called "United Fidelity"), does hereby agree to pay to Americo Life, Inc. ("Americo"), or its order, from the surplus funds identified below, the sum of $18,000,000, being the unpaid principal amount of this surplus debenture as of December 1, 1999, with interest on the unpaid principal balance thereof from December 1, 1999 until paid, both principal and interest payable at Dallas County, Texas, only as hereinafter provided. This Debenture, both principal and interest, shall, except as otherwise provided herein, be payable only out of the available surplus of United Fidelity in excess of $22,000,000, to be determined as herein provided. Terms not otherwise defined herein are defined in paragraph 7 hereof.

         Interest on the principal balance hereof from time to time remaining unpaid shall accrue at a rate of 9 1/4% per annum, hereinafter referred to as "the Rate."

         Subject to, conditioned upon and as provided in paragraph (2) below, interest shall be payable quarterly on the first day of each December, March, June and September, beginning March 1, 2000. Subject to, conditioned upon and as provided in paragraph (4) below, principal shall be payable on March 31, 2005.

         (1) Before December 1, March 1, June 1 and September 1 of each calendar year, commencing March 1, 2000, the Board of Directors of United Fidelity, or its Executive Committee acting in the absence of the Board of Directors, shall calculate the surplus of United Fidelity as of the end of the immediately preceding calendar quarter in accordance with accounting practices required or permitted by the Texas Department of Insurance.

         (2) Subject to the conditions and provisions in paragraphs (5) and (6) hereof, and provided the surplus of United Fidelity exceeds $22,000,000 as of the end of the immediately preceding calendar quarter as determined by the calculation required in paragraph (1) above, United Fidelity shall have a liability to Americo for and shall, on the dates specified in paragraph (1) hereof, pay to Americo, as interest hereon, an amount equal to the lesser of (i) the interest due on such date under this Surplus Debenture, or (ii) the amount by which the surplus of United Fidelity exceeds $22,000,000 as of such calculation date.



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EXHIBIT4.5.DOC
         (3) Subject to the conditions and provisions in paragraph (6) hereof, and if, at the time the calculation required in paragraph (1) above is made, the surplus of United Fidelity does not exceed $22,000,000 by an additional amount sufficient to pay all of the interest due under this Surplus Debenture, after making the partial payment as provided in paragraph (2) above, the amount of remaining due but unpaid interest shall not be a liability of United Fidelity, but shall bear interest at the Rate and shall be carried forward and paid on the next quarterly interest payment date as provided herein.

         (4) Subject to the conditions and provisions in paragraphs (5) and (6) hereof, and provided the surplus of United Fidelity exceeds the sum of $22,000,000 plus an amount equal to all interest due hereon as of the date for which the calculation required in paragraph (1) above is made, United Fidelity shall have a liability to Americo for, and shall, on the date specified in paragraph (1) hereof, pay to Americo principal in an amount equal to the lesser of (i) the amount specified in the principal schedule in the third paragraph hereof, or (ii) the amount by which the surplus of United Fidelity, after the payment of accrued interest hereon, exceeds $22,000,000, all as of such calculation date. The amount of principal becoming due and payable hereunder shall be either the amount specified in the third paragraph hereof or such lesser amount as may be paid hereunder in accordance with the provisions hereof and paragraph (5) below.

         (5) Subject to the conditions and provisions in paragraph (6) hereof, if, at the time the calculation required in paragraph (1) above is made, the surplus of United Fidelity does not exceed $22,000,000 by an additional amount sufficient to pay all interest due hereon, plus the full amount of principal payable on such date, United Fidelity shall only have a liability for and shall only make such partial payment of such lesser amount as will not reduce its surplus below $22,000,000, with such partial payment of such lesser amount being applied first to interest due hereon, and the remainder thereof, if any, being applied to principal payment. The unpaid portion of such principal payment shall not be a liability of United Fidelity, but shall be carried forward until the next payment date on which such unpaid principal may be paid without reducing the surplus of United Fidelity below $22,000,000, as provided herein.



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         (6) Notwithstanding any of the foregoing provisions to the contrary, if at the time the calculation required in paragraph (1) above is made, should the Board of Directors of United Fidelity, or its Executive Committee acting in the absence of the Board of Directors, determine that the surplus of United Fidelity exceeds $22,000,000, but that such surplus is not of a sufficient amount in excess of $22,000,000 so as to permit either an interest or principal payment hereon, either total or partial, without jeopardizing United Fidelity's status as a licensed insurer or its right to transact business in Texas or elsewhere, because of the so-called "risk-based capital" requirements of the Texas Department of Insurance, or other state insurance regulating authority, or any similar financial regulatory requirement of United Fidelity, the Board of Directors of United Fidelity, or its Executive Committee acting in the absence of the Board of Directors, may, at its sole discretion, defer any such interest or principal payment, total or partial, in which event neither such interest nor such principal payment shall become a liability of United Fidelity or be paid to Americo.

         (7) For purposes of this Surplus Debenture, the term "surplus" shall mean the sum of

                  (i) "aggregate write-ins for special surplus funds"; (ii) "special surplus funds"; (iii) "gross paid in and contributed debentures"; (iv) "gross paid in and contributed surplus"; (v) "unassigned funds (surplus)"; (vi) "aggregate write-ins for other than special surplus funds";
                                    (vii) "any amounts required to be carried as
                           liabilities with respect to outstanding surplus debentures of United Fidelity; and
                  (viii) "any similar item or entry having the same effect as any of items (i)-(vii);

as reflected in the Annual Statement of United Fidelity filed with the Texas Department of Insurance of the State of Texas as of December 31 of each year, or the statutory quarterly financial statement form as adopted by the Texas Department of Insurance, whichever is appropriate to the particular payment hereunder.

         (8) The obligation of United Fidelity to pay this Surplus Debenture shall be strictly construed, and shall not be or constitute either a legal or financial statement liability of United Fidelity or a claim against any of its assets, except as specifically provided for herein, and in no event shall this Surplus Debenture be considered or treated as a current or fixed liability or obligation of United Fidelity as defined under the insurance laws and regulations of the State of Texas, except and only to the limited extent of each quarterly payment of interest or payment of principal that becomes due and payable as provided hereunder.

         (9) In the event of liquidation or receivership of United Fidelity, the unpaid principal balance of this Surplus Debenture, plus any unpaid interest thereon, shall become immediately due and payable to Americo and shall be superior to and in preference of the rights and claims of stockholders of United Fidelity; provided, however, that all obligations, rights, and claims hereunder are expressly subordinated to the claim of any supervisor, conservator, or receiver of United Fidelity appointed by the Commissioner of Insurance of the State of Texas, and the claims of all other creditors, other than stockholders of United Fidelity.

         (10) All payments made hereunder shall be credited first to interest which may be due and unpaid, if any, and the balance of such payment shall be credited to the principal amount hereof.


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         (11) Nothing herein contained shall be construed as prohibiting  United
Fidelity from merging or consolidating with another corporation or from selling or reinsuring any part or all of its business, or from acquiring all or any part of the assets of any other corporation. In the event United Fidelity shall be consolidated or merged into another corporation or shall sell substantially all of its assets to any other corporation, the corporation into which United Fidelity is consolidated or merged or to which the assets of United Fidelity are transferred, shall expressly assume the liability of United Fidelity hereunder.

         (12) No recourse shall be had for the payment of the principal of, or the interest of this Surplus Debenture, or for any claims based hereon or otherwise in respect hereof, against any incorporator, stockholder, officer, or director, past, present or future, of United Fidelity; such liability, the acceptance of and as a part of the consideration for the issuance hereof, being expressly released.

         (13) By acceptance and as part of the consideration for the issuance hereof, the above-named payee and any holder hereof expressly acknowledges that it has been informed and has knowledge that this Surplus Debenture has not been registered under the Securities Act of 1933, as amended, or the Securities Act or Blue Sky laws of any state, and that United Fidelity has issued this Surplus Debenture pursuant to exemptions from registration available under such acts. The above-named payee and any holder hereof further expressly acknowledges and agrees that it has acquired this Surplus Debenture for investment purposes and not with a view toward a public distribution hereof and that this Surplus Debenture may not be sold or otherwise transferred in the absence of an effective registration statement with respect hereto or an exemption from registration under the Securities Act of 1933, as amended, or any other applicable securities law.

         (14) If this Surplus Debenture is collected through judicial proceedings, United Fidelity agrees, subject to conditions and restrictions contained herein, to pay reasonable attorneys' fees to the holder with respect to legal services performed in such collection.

         Dated this ______ day of December, 1999.


                                     United Fidelity Life Insurance Company


                                    By: ________________________________
                                         Gary L. Muller, President
Attest:


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Major W. Park Jr., Secretary